Exhibit 99.1

Aerie Pharmaceuticals Reports Positive RoclatanTM (netarsudil/latanoprost ophthalmic solution) 0.02%/0.005% Phase 3 Topline Efficacy Results

RoclatanTM Successfully Achieves Primary Efficacy Endpoint in Mercury 1 Study

Conference Call and Webcast Today, September 14, at 5:00 p.m. ET

IRVINE, Calif., September 14, 2016 — (BUSINESS WIRE) — Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development, and commercialization of first-in-class therapies for the treatment of glaucoma and other diseases of the eye, today reported the successful 90-day primary efficacy results of its 12-month Phase 3 “Mercury 1” clinical trial for its fixed-dose combination product candidate, RoclatanTM. The study achieved its primary efficacy endpoint demonstrating statistical superiority over each of its components, including Aerie product candidate RhopressaTM (netarsudil ophthalmic solution) 0.02%, and market leading prostaglandin analogue (PGA) latanoprost, all of which were dosed once daily in the evening. The study evaluated patients with maximum baseline intraocular pressures (IOPs) ranging from above 20 to below 36 mmHg (millimeters of mercury). The IOP-lowering effect of Roclatan™ was 1 to 3 mmHg greater than monotherapy with either latanoprost or Rhopressa™ throughout the duration of the study. Management will host a conference call with accompanying slides to discuss these results at 5:00 p.m. ET today. The accompanying slides are available at Aerie’s web site, aeriepharma.com.

RoclatanTM Phase 3 Highlights for Mercury 1

●	RoclatanTM dosed once daily achieved the primary efficacy endpoint of demonstrating statistical superiority over both latanoprost and RhopressaTM at the primary endpoint range of baseline IOPs from above 20 to below 36 mmHg for each of the nine measured time points.

●	IOPs were measured at 8 a.m., 10 a.m., and 4 p.m. at week 2, week 6, and day 90. RoclatanTM IOP lowering exceeded that of latanoprost in a range of 1.3 to 2.5 mmHg, and exceeded RhopressaTM IOP lowering in a range of 1.8 to 3.0 mmHg. Efficacy levels were consistent across the 90-day period for all arms in the study.

●	RoclatanTM mean diurnal IOP-lowering exceeded that of latanoprost by an average across the study duration of 1.9 mmHg and exceeded RhopressaTM by 2.6 mmHg.

●	RoclatanTM reduced mean diurnal IOPs to 16 mmHg or lower in 61 percent of patients, a significantly higher percentage than observed in the comparator arms.

●	The most common RoclatanTM adverse event was hyperemia, or eye redness, which was reported in approximately 50 percent of patients, or 30 percent above baseline, and was scored as mild for the large majority of these patients. There were no drug-related serious adverse events for any of the comparators in the trial.

●	Aerie will hold an “Investor Day” in New York City on October 5, 2016 to cover further details from the Mercury 1 trial and to provide a general business update.

“We are very pleased by these RoclatanTM 90-day efficacy results from the Mercury 1 clinical trial. As expected, the topline efficacy demonstrated in this trial clearly reconfirms the potential for RoclatanTM to become the most efficacious IOP-lowering therapy to enter the market, if approved. If Mercury 1 and 2 are successful, we expect to file the NDA for RoclatanTM near year-end 2017,” said Vicente Anido, Jr., Ph.D., Chairman and Chief Executive Officer at Aerie.

Dr. Anido continued, “We also noted that the RhopressaTM arm demonstrated high levels of efficacy across the full range of baseline IOPs studied, and the efficacy was maintained for the 90-day period. Importantly, RhopressaTM demonstrated comparable levels of IOP lowering to latanoprost at baseline IOPs ranging from 20 to 25 mmHg in Mercury 1. This performance for RhopressaTM is consistent with levels observed in the previous Phase 2b trials for RhopressaTM and RoclatanTM.”

Richard A. Lewis, M.D., Aerie’s Chief Medical Officer added, “Once-daily RoclatanTM has shown a degree of IOP lowering in Mercury 1 that is quite impressive, especially when considering its ability to bring patient pressures down to levels as low as 8 to 14 mmHg. The safety profile of RoclatanTM observed thus far in Mercury 1 points to a safe and tolerable product.”

About Roclatan™

Roclatan™ is a once-daily eye drop that combines Rhopressa™, as described below, with latanoprost, a PGA that is the most widely prescribed glaucoma drug in the world. Based on our preclinical studies and clinical trials, we believe that Roclatan™, if approved, would be the first glaucoma product to lower IOP through all known mechanisms: (i) increasing fluid outflow through the trabecular meshwork, the eye’s primary drain, (ii) increasing fluid outflow through the uveoscleral pathway, the eye’s secondary drain, (iii) reducing fluid production in the eye, and (iv) reducing episcleral venous pressure (EVP). By covering the full spectrum of known IOP-lowering mechanisms, Roclatan™ has the potential to provide a greater IOP-lowering effect than any currently approved glaucoma product.

The first Phase 3 registration trial for Roclatan™, named Mercury 1 is a 12-month safety trial in 718 patients with a 90-day efficacy readout, which is the subject of this press release. The topline efficacy readout demonstrated that RoclatanTM was statistically superior to each of its components. The second Phase 3 registration trial, named Mercury 2, is a 90-day efficacy trial that commenced in March 2016, and a third Phase 3 registration trial, named Mercury 3, is expected to commence in Europe in the first half of 2017. Mercury 3 is not necessary for approval in the U.S., but rather to facilitate regulatory approval and commercialization in Europe.

About Rhopressa™

RhopressaTM (netarsudil ophthalmic solution) 0.02%, is a novel eye drop that we believe, if approved, would become the only once-daily product available that, based on Aerie’s preclinical studies, specifically targets the trabecular meshwork, the eye’s primary fluid drain and the diseased tissue responsible for elevated IOP in glaucoma. Preclinical studies have also demonstrated that RhopressaTM lowers episcleral venous pressure, which contributes approximately half of IOP in healthy subjects. Further, based on Aerie’s preclinical studies, RhopressaTM provides an additional mechanism that reduces fluid production in the eye and therefore lowers IOP. Biochemically, RhopressaTM has been shown in Aerie studies to inhibit both Rho Kinase (ROCK) and norepinephrine transporter (NET). Recent preclinical studies have also shown that RhopressaTM may have disease-modifying properties, including an anti-fibrotic effect on the trabecular meshwork and the potential to increase perfusion of the trabecular meshwork. Preclinical research is also currently underway to evaluate the potential neuroprotective benefits of RhopressaTM.

The results of two Phase 3 registration trials (Rocket 2 and Rocket 1) for RhopressaTM were included in a NDA filing submitted to the FDA in the third quarter of 2016. Rocket 2 represents the pivotal trial, and Rocket 1 is supportive. There are two additional Phase 3 trials currently underway for RhopressaTM, named Rocket 3 and Rocket 4. Rocket 3 is a 12-month safety-only study in Canada that is not needed for the NDA filing. Rocket 4 is designed to provide adequate six-month safety data for regulatory filing purposes in Europe, and is also not needed for the NDA filing.

Conference Call / Web Cast Information

Aerie management will host a live conference call and webcast at 5:00 p.m. Eastern Time today to discuss the RoclatanTM Phase 3 efficacy results from Mercury 1, including a review of the associated slides that are posted on Aerie’s web site, aeriepharma.com.

The live webcast and a replay may be accessed by visiting Aerie’s website at http://investors.aeriepharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call (888) 734-0328 (U.S.) or (678) 894-3054 (international) to listen to the live conference call. The conference ID number for the live call is 81417412. Please dial in approximately 10 minutes prior to the call. Telephone replay will be available approximately two hours after the call. To access the replay, please call (855) 859-2056 (U.S.) or (404) 537-3406 (international). The conference ID number for the replay is 81417412. The telephone replay will be available until September 21, 2016.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye. Aerie’s two lead product candidates are once-daiIy IOP-lowering therapies with novel mechanisms of action to treat patients with glaucoma or ocular hypertension. The NDA filing for RhopressaTM (netarsudil ophthalmic solution) 0.02% was submitted in the third quarter of 2016. The second product candidate, RoclatanTM (netarsudil/latanoprost ophthalmic solution) 0.02%/0.005%, which is a fixed dose combination of RhopressaTM and widely prescribed PGA latanoprost, currently has two Phase 3 registration trials underway, named Mercury 1 and Mercury 2. If these trials are successful, a RoclatanTM NDA filing is expected to take place near year-end 2017. Aerie is also focused on the development of additional product candidates and technologies in ophthalmology.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing and anticipated preclinical studies and clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the studies and trials; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the timing of and our ability to request, obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; our expectations regarding the commercialization of our product candidates; our expectations related to the use of proceeds from our initial public offering and the issuance and sale of our senior secured convertible notes; our estimates regarding anticipated capital requirements and our needs for additional financing; the potential advantages of our product candidates; our plans to pursue development of our product candidates for additional indications and other therapeutic opportunities; our plans to explore possible uses of our existing proprietary compounds beyond glaucoma; and our ability to protect our proprietary technology and enforce our intellectual property rights. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission (SEC). In particular, the topline Mercury 1 data presented herein is preliminary and based solely on information available to us as of the date of this press release and additional information about the results may be disclosed at any time, including at our Investor Day on October 5, 2016. In addition, the preclinical research discussed in this press release is preliminary and the outcome of such preclinical studies may not be predictive of the outcome of later clinical trials. Any future clinical trial results may not demonstrate safety and efficacy sufficient to obtain regulatory approval related to the preclinical research findings discussed in this press release. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-947-3540

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Investors

Ami Bavishi, 212-213-0006

abavishi@burnsmc.com

or

Media

Justin Jackson, 212-213-0006

jjackson@burnsmc.com

Source: Aerie Pharmaceuticals, Inc.